Exhibit 99.1

Forge Global Appoints First Republic Founder and Executive Chairman

James H. Herbert, II to its Board of Directors

April 15, 2022 – SAN FRANCISCO – Forge Global Holdings, Inc. (NYSE: FRGE) (“Forge”), a global private securities marketplace, announced today the appointment of James H. Herbert, II to its Board of Directors, effective as of April 12. Mr. Herbert was also appointed to the Compensation Committee.

“We’re thrilled to welcome Jim Herbert to the Forge board,” said Kelly Rodriques, CEO of Forge. “Mr. Herbert is a financial services visionary whose deep commitment to client service has led to extraordinary growth at First Republic Bank over the past 36 years. His leadership, operating and regulatory experience are incredibly valuable to our team, and we look forward to his insight and contributions.”

Mr. Herbert founded First Republic Bank in 1985, serving as its Chairman and CEO before being appointed Executive Chairman in 2022. Previously, he was the founding CEO, President and a director of San Francisco Bancorp from 1980 to 1985. He served as the Federal Reserve’s Twelfth District member of the Federal Advisory Council from 2018 to 2020 and was also a member of the U.S. Department of the Treasury’s Community Development Advisory Board. Mr. Herbert holds board/trustee positions with the San Francisco Ballet Association (formerly Chair); Lincoln Center for the Performing Arts (Executive Committee), New York; The BASIC Fund; and Forge. He is also Founder and Board Chair of Chelsea Factory, a New York arts and cultural center. Mr. Herbert served as a trustee of Babson College from 2015 to 2021. He received his Bachelor of Science degree from Babson College in 1966 and his Master of Business Administration degree from New York University in 1969.

About Forge

Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. By combining world-class trading technology and operating expertise, Forge Markets enables private company shareholders to trade private company shares with accredited investors. Forge Company Solutions, Forge Data and Forge Trust along with Forge Markets help provide additional transparency, access and solutions that companies, institutional and accredited investors need to confidently navigate and efficiently transact in the private markets. Securities-related services are offered through Forge Securities LLC (“Forge Securities”), a wholly-owned subsidiary of Forge. Forge Securities is a registered Broker Dealer and Member of FINRA/SIPC, an alternative trading system.

Contacts

Investors

ir@forgeglobal.com

Press

press@forgeglobal.com